EXHIBIT 2.2

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into this 2nd day of April, 2008, by and between Visual Management Systems, Inc. a Nevada corporation, with an address of 1000 Industrial Way North Suite C, Toms River, NJ 08755 (“VMS”), Intelligent Digital Systems, LLC, a Delaware limited liability company, with an address of 543 Broadway, Massapequa, New York 11758, (“IDS”), IDS Patent Holding LLC, a New York limited liability company with an address of 543 Broadway, Massapequa, New York 11758 (“IPH”) and, solely with respect to Section 9 of this Agreement, Jay Russ, an individual maintaining a business address at 543 Broadway, Massapequa, New York 11758 (the “Member”).

RECITALS

A.    IDS is the owner of certain assets including but not limited to digital video recorder (“DVR”) software source code and computer hardware, product inventory, intellectual property rights including trademarks (but excluding patent applications), existing customers accounts and lists, and other things of value, a list of which is attached hereto and incorporated herein by reference as Exhibit A (the “Assets”).

B.    IDS is also the owner of certain other assets including but not limited to certain intellectual property including pending patent applications and any patents issued in respect thereof, claims for infringement in respect thereof and other things of value, a list of which is attached hereto and incorporated herein by reference as Exhibit B (the “Other Assets”).

C.    VMS desires to purchase and acquire from IDS the Assets, and to direct the contribution of the Other Assets to IPH, a new entity to be jointly owned by VMS and IDS, and IDS desires to transfer and convey the Assets to VMS and to contribute the Other Assets to IPH, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, and on the terms and subject to the conditions herein set forth, the parties hereby agree as follows:

Section 1 Definitions

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1           Closing. “Closing” shall mean the closing of the transaction contemplated by this Agreement, which shall occur at 5:00 p.m., on the Closing Date in the offices of VMS, or at such other time and place as shall be mutually agreed in writing by the parties hereto.

1.2           Closing Date. “Closing Date” shall mean the date hereof.

1.3           The Assets.  “The Assets” shall mean, such property belonging to IDS, listed in Exhibit A of this Agreement, which shall be conveyed to VMS pursuant to this Agreement.

1.4           The Other Assets.  “The Other Assets” shall mean, such property belonging to IDS, listed in Exhibit B of this Agreement, which shall be contributed by IDS to IPH pursuant to this Agreement.

Section 2 Purchase , Sale and Contribution

2.1           Sale and Purchase of Assets. Subject to and upon the terms and conditions contained herein, IDS shall, at the Closing, sell, transfer, assign, convey, and deliver to VMS, free and clear of all liens, claims and encumbrances, and VMS shall, at the Closing, purchase, accept and acquire from IDS the Assets listed in Exhibit A of this Agreement.

2.2           Assets Purchase Price. The total purchase price for the Assets shall be ONE MILLION FIVE-HUNDRED EIGHTY-SIX THOUSAND DOLLARS ($1,586,000.00), payable by VMS to IDS in the form of (a) cash in the amount of $42,000, payable in seven equal monthly installments with the first payment being made on the Closing Date and each subsequent monthly payment thereafter being made on the last day of each month until paid in full, and (b) an unsecured convertible promissory note issued by VMS in the amount of ONE MILLION FIVE-HUNDRED FORTY FOUR THOUSAND DOLLARS ($1,544,000.00) (the “Note”) in the form annexed as Exhibit C hereto.

2.3           Contribution of Other Assets.  Subject to and upon the terms and conditions contained herein, for the good and valuable consideration conferred by VMS upon IDS pursuant to Section 2.2 of this Agreement, and conferred upon VMS by IPH pursuant to Section 2.4 of this Agreement, IDS shall, at the Closing contribute to IPH, free and clear of all liens and encumbrances created by IDS, and IPH shall, at the Closing accept and acquire from IDS the Other Assets listed in Exhibit B of this Agreement.

2.4           Issuance of Membership Interest.  Subject to and upon the terms and conditions contained herein, for the good and valuable consideration conferred by VMS upon IDS pursuant to Section 2.2 of this Agreement, IDS shall, at the Closing, cause IPH to issue and deliver in whatever form necessary to VMS, a 50% membership interest in IPH, with the rights and on the terms set forth in the Operating Agreement of IPH (the “IPH Operating Agreement”) a copy of which is annexed hereto as Exhibit D.

2.5           Grant of License.  Subject to and on the terms and conditions contained herein, for good and valuable consideration conferred by VMS upon IDS pursuant to Section 2.2 of this Agreement, IPH shall, at the Closing, grant to VMS an exclusive perpetual license to use the technology and know how covered by such patent applications conveyed to IPH by IDS as part of the Other Assets pursuant and subject to an Exclusive Patent and Trade Secret License Agreement in the form annexed hereto as Exhibit E (the “License Agreement”).  The license granted to VMS pursuant to the License Agreement shall be exclusive except as otherwise set forth in the License Agreement.

2.6           Instruments of Transfer; Further Assurances.

2.6.1        At the Closing, IDS shall deliver to VMS:

2.6.1.1     An Assignment and Assumption Agreement and Bill of Sale with respect to the Assets, in form and substance satisfactory to VMS;

2.6.1.2     Such other instrument or instruments of transfer as shall be necessary or appropriate, as VMS shall reasonably request, to vest in VMS good and marketable title to the Assets.

2.6.1.3     The IPH Operating Agreement, duly executed by IDS.

2.6.2        At the Closing, IDS shall deliver to IPH:

2.6.2.1     Assignment of Patent Applications with respect to the Other Assets, in form and substance satisfactory to VMS;

2.6.2.2     Such other instrument or instruments of transfer as shall be necessary or appropriate, as VMS shall reasonably request, to vest in IPH good and marketable title to the Other Assets.

2.6.3        At the Closing, VMS shall deliver to IDS:

2.6.3.1     The Note duly executed by VMS;

2.6.3.2     The IPH Operating Agreement, duly executed by VMS;

2.6.3.3     The Registration Rights Agreement, between VMS and IDS, in the form annexed as Exhibit F hereto, duly executed by VMS;

2.6.3.4     Consulting Agreement, between VMS and Member, in the form annexed as Exhibit G hereto, duly executed by VMS;

2.6.3.5     An Assignment and Assumption Agreement and Bill of Sale with respect to the Assumed Liabilities, in form and substance satisfactory to IDS; and

2.6.3.6     Such other instrument or instruments as shall be necessary or appropriate, as IDS shall reasonably request.

2.6.4        At the Closing IPH shall deliver to VMS:

2.6.4.1     The License Agreement, duly executed by IPH.

2.7           Allocation.  The purchase price for the Assets (and all other capitalized costs, including all Assumed Liabilities) shall be allocated as mutually determined by VMS and IDS in accordance with applicable requirements of the Internal Revenue Code of 1986, as amended from time to time, and reflecting the value of the various Assets being purchased and sold pursuant to this Agreement.  These allocations will be binding on VMS and IDS for federal and state income tax purposes in connection with the purchase and sale of the Assets, and will be consistently reflected by each party on its federal, state and local income tax returns.

Section 3 Assumed Liabilities

3.1.           Assumed Liabilities.  At the Closing and upon the terms and conditions contained in this Agreement, VMS shall assume and agree to discharge and perform the following (and only the following) liabilities of IDS (the "Assumed Liabilities"):

3.1.1.        Trade Payables. All current trade accounts payable of Seller outstanding as of the Closing Date, but only to the extent such payables (i)  were incurred in the ordinary course of business consistent with past practice; and (ii) do not result from any failure to pay when and as due or  any other breach of the terms and conditions of any agreement (written or oral) by and between Seller and the vendor or supplier to which such payable  is due, including, without limitation, any penalties, late charges or  interest accrued on or before the Closing Date.  A full accounting of assumed payables is disclosed in the Schedule of Payables attached hereto as Exhibit H to this Agreement.  At the Closing, IDS shall be responsible for the production of any and all agreements necessary to effectuate assignment of the relevant assumed payables.

3.1.2.        Warranty Obligations.  Warranty obligations of IDS in respect of the equipment listed on Exhibit I, which (i) were made in the ordinary course of business consistent with past practice, and (ii) are assigned to VMS pursuant to this Agreement, in each case to the extent such liabilities relate to performance on or after the Closing Date and do not result from any breach of warranty lawsuit that existed before the Closing Date.  For purposes of clarification and without in any way affecting the generality of the foregoing sentence , the term “Assumed Liabilities” includes any warranty repairs or services in process as of the Closing Date.  At closing IDS shall be responsible for the production of any and all agreements necessary to effectuate assignment by IDS and assumption by VMS of the relevant assumed warranty obligations.

3.1.3.        Customer Contracts.  Liabilities of IDS under any written customer contract by which IDS is bound on the Closing Date (each, a “Contract”), which (i) were made in the ordinary course of business consistent with past practice, (ii) were disclosed in the Schedule of Contracts attached hereto as Exhibit J, and (iii) are assigned to VMS pursuant to this Agreement, in each case to the extent such liabilities relate to performance on or after the Closing Date and do not result from any breach of contract, tort, claim or lawsuit arising out of or related to any matter that existed or occurred before the Closing Date.

3.2.           Excluded Liabilities.  Other than the Assumed Liabilities, VMS shall have no responsibility whatsoever with respect to any liabilities, contracts, commitments, and other obligations of IDS of any nature or kind, liquidated or contingent, whether or not incurred in the ordinary course of business, which shall remain obligations and liabilities of IDS (the  "Excluded Liabilities") including, without limitation:  (i) accrued expenses as of the Closing Date,  including, without limitation, salaries, vacation accrual, severance liabilities, bonus and commission accrual and deductions payable, and other  employee-related liabilities; (ii) notes payable;  (iii) liabilities for Taxes (as defined below) either accruing or relating to  the periods before the Closing Date; (iv) claims, liabilities, or other  obligations that relate to injuries, actions, omissions, conditions or events that occurred or existed on or prior to the Closing Date, and any liabilities for any claim, judgment, penalty, settlement agreement or  other obligation to pay in respect of any such claims or events.

3.3           Taxes.  As used in this Agreement, "Tax" shall mean all taxes, charges,  fees, levies or other assessments, including, without limitation, income,  excise, gross receipts, personal property, real property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll,  employment, severance, stamp, occupation, windfall profits, social security  and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and  all penalties or additions relating to such taxes, charges, fees, levies or  other  assessments.

Section 4 Representations and Warranties of VMS

VMS represents and warrants to IDS that the following are true and correct as of this date and will be true and correct through the Closing Date as if made on that date:

4.1           Organization and Good Standing. VMS is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all the requisite power and authority to carry on the business in which it is engaged, to own the properties it owns and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

4.2           Authorization and Validity. The execution, delivery and performance by VMS of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby, have been duly authorized by VMS. This Agreement and each other agreement contemplated hereby have been or will be prior to Closing duly executed and delivered by VMS and constitute or will constitute legal, valid and binding obligations of VMS, enforceable against VMS in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.3           No Violation. Neither the execution and performance of this Agreement or the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with, or result in a breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of VMS or any agreement, indenture or other instrument under which VMS is bound, or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over VMS or the properties or assets of VMS.

4.4           Consents. No further authorization, consent, approval, waiver, permit or license of, or filing with, any governmental or public body or authority, any lender, lessor or holder of securities or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of VMS.

Section 5 Representations and Warranties of IDS

IDS represents and warrants to VMS that the following are true and correct as of this date and will be true and correct through the Closing Date as if made on that date:

5.1           Organization and Good Standing. IDS is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all the requisite power and authority to carry on the business in which it is engaged, to own the properties it owns and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

5.2           Authorization and Validity. The execution, delivery and performance by IDS of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite action on the part of IDS. This Agreement and each other agreement contemplated hereby have been or will be prior to Closing duly executed and delivered by IDS and constitute or will constitute legal, valid and binding obligations of IDS, enforceable against IDS in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

5.3           Title. (i) IDS has good and marketable title to the Assets which are the subject of this Agreement. Upon consummation of the transactions contemplated hereby, VMS shall receive good, valid and marketable title to all the Assets free and clear of all liens, claims, and encumbrances.  (ii) IDS has good and marketable title to the Other Assets which are the subject of this Agreement. Upon consummation of the transactions contemplated hereby, IPH shall receive good, valid and marketable title to all the Other Assets free and clear of all liens and encumbrances created by IDS, including tax liens.

5.4           Commitments. IDS has not entered into, nor are the Assets or Other Assets of IDS bound by, whether or not in writing, any (i) partnership or joint venture agreement; (ii) deed of trust or other security agreement; (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond; (iv) employment, consulting or compensation agreement or arrangement; (v) labor or collective bargaining agreement; (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent to another; (vii) deed or other document evidencing an interest in or contract to purchase or sell real property; (viii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys; (ix) lease of real or personal property, whether as lessor, lessee, sublessor, or sublessee; (x) agreement relating to any material matter or transaction in which an interest is held by a person or entity which is an affiliate of IDS; (xi) powers of attorney; or (xii) contracts containing noncompetition covenants.

5.5           Adverse Agreements. IDS is not a party to any agreement or instrument or any judgment, order, writ, injunction, decree, rule or regulation which materially and adversely affects or, so far as IDS can now reasonably foresee, will in the future materially and adversely affect the Assets as listed in Exhibit A, or the Other Assets as listed in Exhibit B.

5.6            No Violation. Neither the execution and performance of this Agreement or the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with, or result in a breach of the terms, conditions and provisions of, or constitute a default under, any agreement, indenture or other instrument under which IDS may be bound, or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over IDS or the properties or assets of IDS.

5.7           Consents. No authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of IDS.

5.8           [Reserved]

5.9           Proceedings. No action, proceeding or order by any court or governmental body or agency has been threatened in writing, asserted, instituted or entered against IDS to restrain or prohibit the carrying out of the transactions contemplated by this Agreement.

5.10         Financial Statements.  IDS has delivered to VMS audited balance sheets as of December 31, 2007, 2006 and 2005 and statements of operations and cash flows for the fiscal years ended December 31, 2007, 2006 and 2005 (collectively, the “Financial Statements”).  The Financial Statements are based upon the information contained in the books and records of IDS, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied throughout the periods indicated and fairly present the financial condition and results of operations of IDS as of the dates and for the respective periods presented.

5.11         Absence of Certain Changes.  Since December 31, 2007, there has not been  any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a material adverse effect on IDS’ financial condition, properties, assets, business or results of operations.

5.12         Litigation and Liabilities.  There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of IDS, threatened against IDS or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, or any other facts or circumstances, in either such case, of which IDS has knowledge that are reasonably likely to result in any claims against or obligations or liabilities of IDS.

5.13         Compliance with Laws.  The business of IDS has not been, and is not being, conducted in violation of any law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit (collectively, “Laws”) of any governmental or regulatory authority, court, agency, commission, body or other governmental entity (“Governmental Entity”).  No investigation or review by any Governmental Entity with respect to IDS is pending or, to the knowledge of IDS, threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, except for tax proceedings.  To the knowledge of IDS, no material change is required in IDS’ processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof.  IDS has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted.

5.14          Taxes.  IDS has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material tax returns required to be filed by it and all such filed tax returns are complete and accurate in all material respects and: (i) IDS has paid all taxes that are shown as due on such filed tax returns or that IDS is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, alone or in the aggregate, are not reasonably likely to have a material adverse effect on it; (ii) except as otherwise specified on Schedule 5.14 annexed hereto, as of the date hereof, there are no pending or, to the knowledge of IDS, threatened, any audits, examinations, investigations or other proceedings in respect of taxes or tax matters; and (iii) except as otherwise specified on Schedule 5.14 annexed hereto, there are not, to the knowledge of IDS, any unresolved questions or claims concerning IDS’ tax liability that are reasonably likely to have a material adverse effect on IDS.

5.15         Labor Matters.  IDS is not the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of its executive officers, threatened, nor has there been for the past  five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it.

5.16         No Default.  IDS is not currently and does not expect  to be in the future, in violation or breach of or in default under, and no conditions exist that, with the giving of notice or the lapse of time or both, would constitute a default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which IDS is a party or by which it or any of its properties or assets may be bound, except any such violation, breach or default that is not reasonably likely to have a material adverse effect on its financial condition, properties, assets, business or results of operations.

5.17          Intellectual Property Rights.  Schedule 5.17 contains an accurate and complete description of all material domestic and foreign patents, trademarks, trademark registration, service marks, service marks registration, logos, trade names, assumed names, copyrights and copyright registrations and all applications therefor, presently owned or held by IDS or under which IDS owns or holds any license, or in which IDS owns or holds any direct or indirect interest, and to IDS’ knowledge no others are necessary for the use of the Assets or Other Assets in accordance with past practice.  To the knowledge of IDS, no products sold or services provided by IDS, nor any patents, formulae, know-how, secrets, trademarks, trademark registrations, service marks, service marks registration, logos, trade names, assumed names, copyrights, copyright registrations, or designation used or licensed for use in connection with the Assets or Other Assets, infringe on any patents, trademarks, licenses, or copyrights, or any other rights, of any person.  IDS is the sole owner of, has the sole and exclusive right to use, has the right and power to sell, and has taken all reasonable measures to maintain and protect, the patents, trademarks, trademark registrations, logos, trade names, assumed names, copyrights, copyright registrations, service marks and service mark registrations listed in Schedule 5.17 as owned by it.  Except as set forth in Schedule 5.17, no claims have been asserted against IDS in writing by any person and received by it challenging the use of any such patents, trademarks, trademark registrations, service marks, service mark registrations, logos, trade names, assumed names, copyrights and copyright registrations or challenging or questioning the validity or effectiveness of any such license or agreement, or the use of any formula, know-how or secrets used in connection with the Assets  or Other Assets and, to the knowledge of IDS, there is no valid basis for any such claim.  To IDS’ knowledge,  no other party is infringing on the patents, trademarks, trademark registrations, logos, tradenames, assumed names, copyrights copyright registrations, service marks and service mark registrations listed in Schedule 5.17.

5.18         Accounts Receivable.  The value of all IDS accounts receivable do not exceed $20,000 in the aggregate.

5.19          Brokerage.  No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based upon any arrangement or agreement made by IDS or the Member.

Section 6 Representations and Warranties of IPH

IPH represents and warrants that the following are true and correct as of this date and will be true and correct through the Closing Date as if made on that date:

6.1           Organization and Good Standing. IPH is a limited liability company duly formed, validly existing and in good standing under the laws of the State of New York and has all the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  IPH has engaged in no business other than its organizational activities and actions related to this Agreement and the transactions contemplated hereby, and, other than this Agreement, is not a party to any agreement, indenture or other instrument under which it or its properties may be bound.

6.2           Authorization and Validity. The execution, delivery and performance by IPH of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite action on the part of IPH. This Agreement and each other agreement contemplated hereby have been or will be prior to Closing duly executed and delivered by IPH and constitute or will constitute legal, valid and binding obligations of IPH, enforceable against IPH in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

6.3           Adverse Agreements. IPH is not a party to any agreement or instrument or any judgment, order, writ, injunction, decree, rule or regulation which materially and adversely affects or, so far as IPH can now reasonably foresee, will in the future materially and adversely affect its membership rights.

6.4           No Violation. Neither the execution and performance of this Agreement or the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over IPH or the properties or assets of IPH.

6.5           Consents. No authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of IPH.

6.6           Compliance with Laws. There are no existing violations by IPH of any applicable federal, state or local law or regulation, except to the extent that any such violations would not have a material adverse effect on the property or business of IPH.

6.7           [Reserved]

6.8           Proceedings. No action, proceeding or order by any court or governmental body or agency has been threatened in writing, asserted, instituted or entered against IPH to restrain or prohibit the carrying out of the transactions contemplated by this Agreement.

Section 7 Indemnification

7.1           IDS’s Indemnity. Subject to the terms of this Section 7, IDS hereby agrees, to indemnify, defend and hold harmless VMS and its officers, directors, employees, agents, attorneys, accountants and affiliates from and against any and all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys’ fees and expenses (“Damages”) asserted against or incurred by VMS or IPH by reason of or resulting from (i) a breach by IDS of any representation, warranty or covenant contained herein, or in any agreement executed pursuant hereto or (ii) any claim, action, suit or proceeding arising out of the conduct of IDS’ business prior to the Closing Date, other than with respect to the Assumed Liabilities;.

7.2           VMS’s Indemnity. Subject to the terms of this Section 7, VMS hereby agrees to indemnify, defend and hold harmless IDS and its members, employees, agents, attorneys, accountants and affiliates from and against any and all Damages asserted against or incurred by IDS or IPH by reason of or resulting from (i) a breach by VMS of any representation, warranty or covenant contained herein, or in any agreement executed pursuant hereto or (ii) a failure to timely pay or perform any Assumed Liability or (iii) any claim, action, suit or proceeding arising out of the conduct of any aspect of the business of IDS acquired by VMS hereunder, including (without limitation) the possession, use or application of any of the Assets, on or after the Closing Date.

7.3           IPH’s Indemnity. Subject to the terms of this Section 7, IPH hereby agrees to indemnify, defend and hold harmless VMS and its officers, directors, employees, agents, attorneys, accountants and affiliates from and against any and all Damages asserted against or incurred by VMS or IDS by reason of or resulting from a breach by IPH of any representation, warranty or covenant contained herein, or in any agreement executed pursuant hereto.

7.4            Indemnification Procedures.  In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided, that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (ii) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice.  Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.  In no event shall a party guilty of fraud or willful misconduct be entitled to indemnity with respect to any matter involving such fraud or willful misconduct.  In the event that the Indemnified Party shall in good faith determine that the Indemnified Party may have available to it one or more material defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld.  In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand, subject to the written consent of the Indemnifying Party such consent not to be unreasonably withheld.  In any event, except to the extent that they have an interest adverse to the other, the parties hereto shall cooperate in the defense of any claim or litigation subject to this Section 7 and the records of each shall be available to the other with respect to such defense.

7.5           Remedies Not Exclusive. The remedies provided for in this Section shall not be exclusive of any other rights or remedies available by one party against the other, either at law or in equity.  Notwithstanding the foregoing, the parties hereto hereby acknowledge and agree that with respect to any Damages for which VMS is entitled to indemnification from IDS pursuant to Section 7.1 above, in the event that VMS makes demand for indemnification for any such Damages in accordance with the terms of this Section 7 and IDS fails to provide indemnification required to be made by it under the terms of this Section 7, VMS shall be entitled, as its sole and exclusive remedy under this Section 7, (i) first, to reduce the principal amount and any accrued interest thereon payable by VMS to IDS under the terms of the Note by the amount of such Damages, and if after application of the such reduction of the principal amount of the Note, any amount of Damages remain unpaid, then (ii) second, if all or any portion of the Note has been converted by IDS into shares of common stock of VMS (the “Conversion Shares”), to apply the remaining amount of such Damages to the repurchase by VMS of Conversion Shares having an aggregate value equal to the remaining amount of any such Damages (with each Conversion Share having a value equal to the greater of its then most recent closing sales price on the OTC Bulletin Board or other applicable trading market or the Conversion Price (as defined in the Note)) (each such reduction described in (i) or (ii) above, a “Set-off”).  VMS agrees that prior to application of any such Set-off pursuant to this Section 7, it shall provide ten (10) days advance written notice of such Set-off and the basis for such Set-off to IDS in accordance with the terms of Section 10.3 hereof.

Section 8 Closing

8.1            The Closing.  The closing shall occur on the Closing Date at the the offices of VMS outside Counsel Giordano, Halleran & Ciesla, 125 Half Mile Road, Red Bank, NJ 07701.

8.2           Modification of Closing.  Any desired modifications to the time or location of the Closing must be made in writing, with timely notification to all parties.  Upon the mutual written agreement of the parties following such notification, the Closing may be rescheduled, approval of such rescheduling not being unreasonably withheld by any party.

Section 9 Non-Competition and Non-Solicitation

9.1           Non-Competition.  Each of IDS and Member agrees that during the five year period beginning on the date of this Agreement (the “Restricted Period”), neither IDS nor Member shall, directly or indirectly, be employed by, serve as an advisor or consultant to, or have an ownership interest in any Competing Business.  For purposes of this Agreement, the term “Competing Business” shall mean: (a) the business of developing, marketing, selling or installing video surveillance systems or (b) furnishing technical and/or assistance to anyone who engages in a business described in clause (a) above; provided, however, that this Section 9.1 shall not prevent either IDS or Member from owning any interest in IPH or 5% or less of the capital stock of any publicly held entity.

9.2           Non-Solicitation of Customers.  Each of IDS and Member agrees that during the Restricted Period neither IDS nor Member shall (a) interfere with VMS’ business relationship with any of its customers, (b) encourage any such customer to cease or reduce its business with VMS or (c) solicit the business of any such customer (or any party that has been a customer of VMS within the prior two years) on behalf of a Competing Business.

9.3           Non-Solicitation of Employees.  Each of IDS and Member agrees that during the Restricted Period, neither IDS nor Member shall, directly or indirectly, on behalf of themselves or a Competing Business, solicit or induce or attempt to solicit or induce any employee of VMS to leave VMS for any reason, or hire any person who was employed by VMS at any time during the two year period preceding the date of hiring.

9.4           Severability.  The covenants contained in this Section 9 herein shall be construed as a series of separate and severable covenants which are identical in terms except for subject matter and temporal duration.  If any court of competent jurisdiction determines that any such separate covenant is not fully enforceable, such covenant shall be deemed modified or severed and that the remainder of such covenant and of this Agreement shall be enforced to the fullest extent permitted by applicable law.

9.5            Injunctive Relief.  IDS and Member acknowledge and agree that breach of the covenants herein would cause irreparable harm.  VMS shall have the right to injunctive relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Section 9.

9.6           Early Termination of Restrictions.  In the event that, at any time during the Restricted Period, any “event of default” (as such term is defined in the Note) occurs under the Note, all obligations of and restrictions on IDS under this Section 9 shall terminate and be of no further effect effective as of the date of such “event of default” under the Note.

9.7           Permitted Activities.  The parties hereto acknowledge that Jay Russ, Managing Member of IDS (“Russ”), is a licensed and practicing attorney-at-law, currently practicing with the law firm Russ & Russ P.C.  Notwithstanding anything to the contrary contained in this Agreement, Russ shall in no way be prohibited, restricted or otherwise limited from practicing law or otherwise providing legal services of any kind or nature to any person or entity, whether directly or indirectly through any firm or organization.

Section 10 Miscellaneous Provisions

10.1         Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by VMS, IDS and IPH.

10.2         Waiver of Compliance; Consents.

10.2.1      Any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the performance of such obligation, covenant or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.2.2      Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in a manner consistent with the requirements for a waiver of compliance as set forth above.

10.3         Notices. All Notices, requests, demands and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by (i) hand; (ii) reliable overnight delivery service; or (iii) facsimile transmission.

If to VMS, to: 1000 Industrial Way North Suite C, Toms River, NJ 08751

If to IDS, via facsimile addressed to IDS at the facsimile number (516) 541-1077.

If to IPH, via facsimile addressed to IPH at the facsimile number (516) 541-1077.

10.4         Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

10.5         Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

10.6         Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

10.7         Attorneys’ Fees. In the event a suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that each party thereto shall pay its own respective legal fees, with no contribution from any other party.

10.8         Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day that is not a Saturday, Sunday or legal holiday.

10.9         Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

10.10       Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES AGREE THAT ANY LITIGATION RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT MUST BE BROUGHT BEFORE AND DETERMINED BY A COURT OF COMPETENT JURISDICTION WITHIN THE STATE OF NEW YORK.

10.11       Presumption. This Agreement or any Section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

10.12       Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

10.13       Confidentiality. The parties shall keep this Agreement and its terms confidential, but any party may make such disclosures as it reasonably considers are required by law or necessary to obtain financing. In the event that the transactions contemplated by this Agreement are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of other parties, except for information which is required by law to be disclosed. Confidential information includes, but is not limited to, financial records, surveys, reports, plans, proposals, financial information, information relating to personnel contracts, stock ownership, liabilities and litigation.

10.14       Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys’ fees).

10.15       Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws in effect during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

10.16       Continuing Nature. All representations and warranties contained in this Agreement shall survive the Closing for a period of two (2) years and, if applicable, all covenants, which, according to their terms are to be performed after the execution of this Agreement, shall survive the Closing for a period of two (2) years.

10.17       Counterparts.  This Agreement may be executed in any number of counterparts (which may be delivered by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have set their hands this 2nd day of April, 2008.

VISUAL MANAGEMENT SYSTEMS, INC.

By:___________________________________
Name:  Jason Gonzalez
Title:  President

INTELLIGENT DIGITAL SYSTEMS, LLC

By:___________________________________
Name: Jay Russ
Title:  Managing Member

IDS PATENT HOLDING, LLC

By:	INTELLIGENT DIGITAL SYSTEMS, LLC, its Managing Member

By:___________________________________
Name: Jay Russ
Title: Managing Member

Jay Russ, on his own behalf and solely with respect to Section 9 hereof

___________________________________
Name: Jay Russ

Certain Schedules and Exhibits to the Asset Purchase Agreement are not presented herein or delivered herewith.  Copies of such Schedules and Exhibits will be provided to the Securities Exchange Commision upon request.

EXHIBIT A

Assets

1.              All IDS DVR software source code.

2.             All IDS DVR inventory located at 213A Higbie Lane, West Islip, NY, including but not limited to video capture boards, hardware, spare parts, but excluding any and all equipment.

3.              All IDS accounts receivable.

4.              The following IDS owned trademarks:

 TECHEYE (Reg. No. 2,757,211)

 SEEITLIVE (Reg. No. 3,034,652)

 SEEITLIVE.COM (Reg. No. 2,955,550)

EXHIBIT B

Other Assets

1.             The following patent applications and any related trade secrets or know-how:

 U.S. Patent Application Serial Number 10/145,058

 U.S. Patent Application Serial Number 10/279,279

2.              All rights to assert claims or collect damages or seek other relief in respect of the items listed in item 1.

3.              All goodwill associated with the items listed in item 1.